Exhibit 10.8

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) to Employment Agreement by and among Kenneth F. Myszka (“Executive”), Life Storage, Inc. (f/k/a Sovran Self Storage, Inc.) (the “Corporation”) and Life Storage LP (f/k/a Sovran Acquisition Limited Partnership) (“LSLP”) as amended and restated effective January 1, 2009 (“Agreement”). The Corporation and LSLP, are collectively referred to herein as the “Company”. Capitalized terms used herein and not specifically defined shall have the meanings set forth in the Agreement.

WHEREAS, the Executive and the Company entered into an amendment of the Agreement dated January 19, 2015 whereby Section 5(e) of the Agreement, which provided for payment of additional Severance Payments to the Executive in the event that an excise tax under Internal Revenue Code (“Code”) Section 4999 was imposed on Executive with respect to such Severance Payments, was deleted in its entirety; and

WHEREAS, the Executive and the Company wish to amend the Agreement further to provide that Severance Payments payable to the Executive thereunder shall be reduced if such reduction results in greater after-tax value to the Executive in avoiding imposition on the Executive of an excise tax under Code Section 4999.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree that new Section 5(e) is added to Section 5 of the Agreement effective as of the date of execution of this amendment to read as follows:

“(e) Excess Parachute Payment Excise Tax Provisions. In the event it is determined that severance payments specified in Section 5 would be subject to the excise tax imposed by Code Section 4999, then the severance payments shall be reduced to the extent that the payment of unreduced severance payments would cause the severance payments to constitute excess parachute payments under Code Section 280G subject to an excise tax under Code Section 4999; provided, however, that such reduction shall occur only if the Company determines that the after-tax value to the Executive of the reduced severance payments exceeds the after-tax value of the unreduced severance payments taking into account all excise and income taxes to which the Executive would be subject. In the event of such determination, the Executive shall designate those severance payments that should be reduced or eliminated so as to avoid having the severance payments be deemed to constitute excess parachute payments; provided, however, that to the extent required to comply with Code Section 409A, the reduction or elimination will be performed in the order in which each dollar of value subject to a right, payment of benefit reduces the parachute payment to the greatest extent. Except as otherwise expressly provided herein, all determinations under this Section 5(e) shall be made at the expense of the Company by a public accounting firm, consulting firm or tax counsel selected by the Company and subject to the approval of the Executive, which approval shall not be unreasonably withheld. Such determination shall be binding upon the Executive and the Company.”

Dated: February 22, 2017

LIFE STORAGE, INC.

By:	/s/ David L. Rogers
David L. Rogers, Chief Executive Officer

LIFE STORAGE LP

By:	Life Storage Holdings, Inc., its General Partner

By:	/s/ David L. Rogers
David L. Rogers, Chief Executive Officer

/s/ Kenneth F. Myszka
Kenneth F. Myszka